Exhibit 99.1

For Immediate Release: May 6, 2011

Occidental Petroleum Corporation 2010 Growth and Profitability

Highlighted at Annual Stockholders’ Meeting

•                  Board elects Dr. Ray R. Irani Executive Chairman

•                  Board elects Stephen I. Chazen President and Chief Executive Officer

•                  Record oil and gas production and significant reserves replacement

•                  Highest year-end stock price in company history

•                  Two dividend increases announced in 2010 bring annual dividend to $1.84 per share

LOS ANGELES—Occidental Petroleum Corporation (NYSE:OXY) Executive Chairman Dr. Ray R. Irani and Oxy President and Chief Executive Officer Stephen I. Chazen reported the company’s 2010 operational, financial and long-term achievements at the company’s annual stockholders’ meeting today in Santa Monica, California.

“Today marks a noteworthy moment for the future of the company. As announced last October, consistent with the Board’s long-established succession plan, Steve Chazen was elected as President and Chief Executive Officer. I will continue as full-time Executive Chairman. The Board believes that Occidental will benefit from the continuation of our long and successful partnership,” said Dr. Irani.

“For 17 years I have had the pleasure of working with Steve. He is widely recognized as one of the best financial minds in the industry. Steve has served in a number of important posts at Oxy, from head of business development, to Chief Financial Officer, to President and Chief Operating Officer.”

Mr. Chazen noted, “Ray and I have worked side by side during these years. Oxy’s achievements have been impressive: record profits, record market capitalization, recurring increases in production, significant reserve replacement, high credit ratings, and a very strong performance in total shareholder return. Oxy’s cumulative stockholder return was 914 percent over the past 10 years. It has been a challenging and successful past and we now look forward to a challenging and even more successful future.”

In reviewing Oxy’s 2010 performance, Dr. Irani said, “Oxy delivered record production, a strengthened asset base and solid profitability in 2010, building value for our stockholders while positioning the company for continued growth and top-tier performance.”

Oxy increased worldwide production by 5 percent in 2010 to a company-record of 753,000 barrels of oil equivalent (BOE) per day. In addition, the company replaced 150 percent of its production in 2010, adding a total of 409 million BOE in proved reserves.

Oxy ended 2010 with net income of $4.5 billion ($5.56 per diluted share), a 55-percent increase compared to 2009; and a debt-to-capitalization ratio of 14 percent. Operating cash flow from Oxy’s continuing operations was $9.1 billion – 60 percent higher than in 2009.

“Oil and gas operations achieved earnings of approximately $7.2 billion, an increase of more than $2 billion from 2009, reflecting a surge in oil prices as well as increased domestic natural gas prices propelled by the global economic rebound in the second half of 2010, and Oxy’s higher production. Including impairments, Oxy led its industry peers in after-tax operating income per barrel for the 12th consecutive year, with $17.27 per barrel,” noted Mr. Chazen.

Earnings for Oxy’s midstream and marketing segment more than doubled from $235 million in 2009 to $472 million in 2010, primarily due to higher trading and marketing income. Additionally, OxyChem achieved earnings of $438 million in 2010, up from $389 million in 2009. The increase reflects improved market conditions, particularly for exports, driven by favorable feedstock costs in North America compared to Europe and Asia. For every product it makes, OxyChem’s market position is No. 1, 2 or 3 in the world.

Oxy’s closing stock price of $98.10 per share on December 31, 2010, was the highest year-end stock price in the company’s history and 20 percent higher than the closing price at year-end 2009. Total stockholder return in 2010, based on stock price appreciation plus dividend reinvestment, was 23 percent. Oxy’s stock has outperformed the S&P 500 index every year for 12 consecutive years — the longest current streak by any S&P 500-listed company, according to Bloomberg News Service.

In 2010 Oxy maintained an ‘A’ credit rating from every major international debt rating service while the company’s ranking within the S&P 500 advanced to No. 33, up from No. 102 in 1990.

Oxy returned $1.2 billion to stockholders in the form of dividends in 2010 and the Board of Directors announced two increases to the annual dividend rate: a 15-percent increase in May 2010, and an additional 21-percent increase effective with the April 15, 2011, payment. The latest increase, Oxy’s 10th since 2002, raised the annual rate to $1.84 per share. Since 2002, Oxy’s dividend has risen 268 percent, yielding a compound annual growth rate of 15.6 percent.

“The Board of Directors believes that continued dividend growth is an important part of delivering strong returns to Oxy’s stockholders,” Dr. Irani said.

Stockholders also received updates on significant 2010 activities in Oxy’s three core oil and gas producing regions, where 51 percent of Oxy’s worldwide production was generated in the United States, 38 percent in the Middle East and 11 percent in Latin America.

In the United States, Oxy acquired properties in new core oil and natural gas producing areas for the company. Oxy expanded its modest position in North Dakota’s Williston Basin with the purchase, during the fourth quarter of 2010, of approximately 174,000 net contiguous acres. These assets, which produce from the Bakken formation and are prospective in the Three Forks formation, gave Oxy production interests in the Williston Basin of approximately 6,000 BOE per day as of the date of purchase.

Oxy also strengthened its position in Texas, where the company is the No. 1 oil producer, through its purchase of close to 93,000 acres of natural gas-focused assets in South Texas during the first quarter of 2011. The South Texas assets are currently producing approximately 193 million cubic feet (Mmcf) per day of natural gas.

In California, where Oxy is the state’s largest acreage holder, acquisitions last year extended the company’s position to 1.6 million acres, the vast majority of which are net fee mineral interests. Oxy is currently California’s No. 1 natural gas producer and No. 2 producer of oil and gas on a BOE basis, and the state continues to be a significant driver of Oxy’s U.S. production growth.

The Middle East also continues to be a growth region for Oxy. In early 2011, Oxy was selected by the government of Abu Dhabi to develop the Emirate’s Shah Field, one of the largest natural gas fields in the Middle East. Oxy will partner with the Abu Dhabi National Oil Company (ADNOC) to develop high-sulfur content reservoirs within the field. Oxy will hold a 40-percent working interest, with ADNOC holding 60 percent.

In Iraq, Oxy and its consortium partners continued expansion of production at the Zubair Field. Current gross production at the Zubair Field is approximately 280,000 BOE per day and is expected to grow over the next several years. Oxy also is continuing to increase production at the Mukhaizna Field in Oman – now over 15 times higher than in 2005, when Oxy assumed operation of the field.

In addition to Oxy’s partnership in the Qatar-based giant Dolphin Energy gas project – the premier transborder natural gas project in the Middle East – Oxy has continued its 16-year relationship with Qatar Petroleum and has grown to be the second-largest oil producer offshore Qatar.

Preliminary tabulation of stockholders’ votes was also announced: all of the Oxy Directors were re-elected; the selection of KPMG LLP as independent auditors was approved; two stockholder-sponsored proposals were not approved; stockholders approved the company’s executive compensation; and stockholders voted to have an advisory vote on executive compensation every year. The final vote tally will be available by May 12, 2011, in the Report of Inspector of Elections as well as in a Current Report on Form 8-K, both of which will be available at www.oxy.com.

Looking ahead, Dr. Irani said, “In 2011 we will maintain our focus on delivering growth and profitability and building stockholder value. We continue to target production increases through our large inventory of oil and gas properties and projects, and we will pursue new growth opportunities that meet our criteria for financial returns. With our quality assets, proven business strategy and robust financial outlook, we are confident that Oxy will continue to be a top-tier performer far into the future.”

About Oxy

Occidental Petroleum Corporation is an international oil and gas exploration and production company with operations in the United States, Middle East/North Africa and Latin America regions. Oxy is the fourth largest U.S. oil and gas company, based on equity market capitalization. Oxy's wholly owned subsidiary, OxyChem, manufactures and markets chlor-alkali products and vinyls. Occidental is committed to safeguarding the environment, protecting the safety and health of employees and neighboring communities and upholding high standards of social responsibility in all of the company's worldwide operations.

Forward-Looking Statements

Statements in this release that contain words such as “will,” “expect” or “estimate,” or otherwise relate to the future, are forward-looking and involve risks and uncertainties that could significantly affect expected results. Factors that could cause actual results to differ materially include, but are not limited to: global commodity price fluctuations and supply/demand considerations for oil, gas and chemicals; political risk; not successfully completing (or any material delay in) any expansions, field development, capital projects, acquisitions, or dispositions; higher-than-expected costs; accidents or other operational interruptions; changes in tax rates; exploration risks, such as drilling of unsuccessful wells; and commodity trading risks. The United States Securities and Exchange Commission (SEC) permits oil and natural gas companies, in their SEC filings, to disclose only reserves anticipated to be economically producible, as of a given date, by application of development projects to known accumulations. You should not place undue reliance on these forward-looking statements which speak only as of the date of this release. Unless legally required, Occidental does not undertake any obligation to update any forward-looking statements as a result of new information, future events or otherwise. U.S. investors are urged to consider carefully the disclosures in our Form 10-K, available through the following toll-free telephone number, 1-888-OXYPETE (1-888-699-7383) or on the Internet at http://www.oxy.com. You also can obtain a copy from the SEC by calling 1-800-SEC-0330.

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Contacts:

Occidental Petroleum Corporation

Richard S. Kline (media)
richard_kline@oxy.com
310-443-6249

Or

Chris Stavros (investors)

chris_stavros@oxy.com
212-603-8184

On the web: www.oxy.com